Exhibit 99.1

Global Eagle Announces Receipt of NASDAQ Notification

LOS ANGELES, May 19, 2017 – On May 15, 2017, Global Eagle Entertainment Inc. (the “Company” or “we”) received a notification from the Listing Qualifications Department of The NASDAQ Stock Market LLC (“NASDAQ”) stating that the Company is in continued non-compliance with NASDAQ Listing Rule 5250(c)(1) because it has not yet filed its Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2017 and remains delinquent in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2016 (the “Annual Report”).  The NASDAQ letter has no immediate effect on the listing of the Company’s common stock on The NASDAQ Capital Market.

On May 19, 2017, the Company submitted to NASDAQ the Company’s plan to regain compliance with the NASDAQ Listing Rule.  If it accepts the Company’s plan, NASDAQ can grant an exception of up to 180 calendar days from the due date of the Annual Report (which would be September 12, 2017) for the Company to regain compliance.  If NASDAQ does not accept the Company’s plan, then the Company will have the opportunity to appeal that decision to a NASDAQ Hearings Panel before any delisting occurs.

About Global Eagle Entertainment (GEE)

Global Eagle Entertainment Inc. (NASDAQ: ENT) is a leading provider of satellite-based connectivity and media to fast-growing, global mobility markets across air, sea and land. Supported by proprietary and best-in-class technologies, GEE offers a fully integrated suite of rich media content and seamless connectivity solutions that cover the globe. With approximately 1,500 employees and 50 offices on six continents, GEE delivers exceptional service and rapid support to a diverse base of customers around the world. Find out more at: www.geemedia.com.

Kevin Trosian

Senior Vice President, Corporate Development and Investor Relations

+1 310-740-8624

investor.relations@geemedia.com